Exhibit 10.2

Execution Version

Pro-Dex, Inc.
2361 McGaw Avenue
Irvine, CA 92614

October 2, 2023

Monogram Orthopaedics Inc.
3913 Todd Lane, Suite 307
Austin, TX 78744

Ladies and Gentlemen:

Reference is hereby made to that certain Warrant to Purchase Stock, dated December 20, 2018 (the “Warrant”), made by Monogram Orthopaedics Inc., a Delaware corporation (“Monogram”), in favor of Pro-Dex, Inc., a Colorado corporation (“Pro-Dex”). Capitalized terms that are used but not defined in this letter agreement shall have the meaning ascribed to them in the Warrant. The execution date (“Effective Date”) of this letter agreement is October 2, 2023.

Certain Defined Terms

For purposes of this letter agreement:

“Approved Incentive Plan” means an equity incentive plan of Monogram that has been approved by both a majority of Monogram’s board of directors and a majority of Monogram’s voting capital stock.

“Warrant Coverage Issuance” means any and all issuances of securities by Monogram during a Warrant Coverage Measurement Period, whether as part of a single offering or issuance or multiple offerings and issuances, and whether of a single or multiple types, series or classes of securities, or any combination of any of the foregoing, but excluding in each instance any Excluded Securities.

“Warrant Coverage Measurement Period” means (a) for the initial Warrant Coverage Measurement Period, the period commencing on the Effective Date and ending on March 31, 2024, and (b) for each subsequent Warrant Coverage Measurement Period, the six month period following the last day of the immediately preceding Warrant Coverage Measurement Period (with each such subsequent Warrant Coverage Measurement Period ending on sequential March 31sts and September 30iths).

Agreement by Pro-Dex

Pro-Dex hereby agrees to exercise the Warrant in full in cash for common stock of Monogram pursuant to Section 3(a) thereof within five (5) business days after the Effective Date.

Agreement by Monogram

In consideration for Pro-Dex’s agreement to exercise the Warrant on the terms set forth above:

(a)       If Monogram engages in or otherwise consummates a Warrant Coverage Issuance during a Warrant Coverage Measurement Period that results in Monogram receiving, or having the right to receive, gross proceeds of $5,000,000 or more during such Warrant Coverage Measurement Period, then Monogram shall issue Pro-Dex a warrant to be exercised in cash to purchase 5% (calculated after giving effect to such issuance to Pro-Dex) of the types, series and classes of securities issued during such Warrant Coverage Measurement Period at a price equal to the total gross proceeds received over the Warrant Coverage Measurement Period divided by the number of securities issues during that same period, net of any Excluded Securities, and on terms at least as favorable to Pro-Dex as the most favorable terms pursuant to which any such securities of such respective types, series and classes are acquired, or that may be acquired, by any investor or acquiror during such Warrant Coverage Measurement Period (each, a “Coverage Warrant”). Each Coverage Warrant shall be issued to Pro-Dex within ten (10) business day after the last day of the applicable Warrant Coverage Measurement Period, shall have a term of six (6) months from the date of issuance and, unless otherwise agreed to in writing by Pro-Dex in its sole and absolute discretion, shall have other provisions consistent with the provisions of the Warrant. Pro-Dex’s rights under this paragraph shall expire on December 31, 2025 and shall apply to all Warrant Coverage Issuances conducted from time to time, and at any time, by Monogram prior to that date. Monogram shall not structure any securities offering or take any other action with the purpose or intent of depriving, or otherwise engage in any plan or scheme to deprive, Pro-Dex of its rights under this paragraph.

(b)       Monogram shall grant Pro-Dex piggyback registration rights for all Monogram securities from time to time owned by Pro-Dex on terms at least as favorable to Pro-Dex as Monogram may at any time grant piggyback (or equivalent) registration rights to any other holder of Monogram securities.

Filings

The parties understand and consent to this letter agreement being included as an exhibit, as required, to each party’s respective filings with the Securities and Exchange Commission.

Miscellaneous

This letter agreement contains the entire understanding between the parties relating to the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations, and statements, whether oral or written, concerning the subject matter hereof are merged herein, and shall be of no force or effect. This letter agreement may only be amended, modified or supplemented by an agreement in writing signed by both parties. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this letter agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this letter agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

The parties have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity or question of intent or interpretation arises, this letter agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this letter agreement.

This letter agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties. Monogram shall not assign any benefit or delegate any obligation under this letter agreement without the prior written consent of Pro-Dex.

This letter will be governed by and construed and enforced in accordance with the laws of the State of California without regard to principles of conflicts of law. The exclusive jurisdiction and venue for all actions, suits or proceedings arising out of or based upon this letter or the subject matter hereof shall be the state courts (or if the state courts do not have appropriate jurisdiction, then the federal courts) within the County of Orange, California. In the event that any claim, suit, action, or proceeding is instituted or commenced by either party against the other party arising out of or related to this letter agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and arbitration or court costs from the non-prevailing party.

This letter agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original. This letter agreement may be delivered by facsimile transmission or in .pdf or similar electronic format, and facsimile, .pdf, or other electronic copies of executed signature pages shall be binding as originals.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this letter agreement effective as of the day and year first written above.

Pro-Dex, Inc.

By:	/s/ Rick Van Kirk
Name: Rick Van Kirk
Title: Chief Executive Officer

Monogram Orthopaedics Inc.

By:	/s/ Benjamin Sexson
Name: Benjamin Sexson
Title: Chief Executive Officer

Signature Page to Letter Agreement
Regarding Warrant to Purchase Stock